Filed Pursuant to Rule 433

Registration Statement No. 333-136378

May 25, 2007

The Export-Import Bank of Korea

US$300,000,000 Floating Rate Notes due 2009 (the “Notes”)

Final Term Sheet

Issuer	The Export-Import Bank of Korea

Issue currency	U.S. DOLLAR ($)

Issue size	US$300 million

Maturity date	June 1, 2009

Settlement date	On or about June 1, 2007

Interest Rate	Three-Month USD LIBOR plus 0.09% per annum (payable quarterly)

Interest Payment Dates	On March 1, June 1, September 1 and December 1 of each year, commencing on September 1 and with interest accruing from June 1, 2007

Interest Period	The period from and including June 1, 2007 to but excluding the first Interest Payment Date and each successive period from and including an Interest Payment Date to but excluding the next Interest Payment Date

Public Offering Price*	100%

Gross Proceeds	US$300,000,000

Underwriting Discounts	0.06%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$299,820,000

Denominations	US$100k/1k

Day count	Actual/360

CUSIP	302154 AR0

ISIN	US302154AR03

Common Code	030365313

Fiscal Agent	The Bank of New York

Calculation Agent	The Bank of New York

*	Initially offered at 100%. After the initial offering, the Underwriter may from time to time offer the Notes at variable offering prices in negotiated transactions.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.